Pricing Supplement dated November 20, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QE90


                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount:  $30,000,000          Initial Interest Rate:  2.87375%
Agent's Discount or Commission:  0.50%  Original Issue Date:  November 25, 2002
Net Proceeds to Issuer:  $29,850,000    Stated Maturity Date:  November 15, 2007
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Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
        Fixed  Rate  Commencement  Date:
        Fixed Interest Rate: %

[ ] Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
        [ ]CD Rate                   [ ] Federal Funds Rate   [ ] Prime Rate
        [ ]CMT Rate                  [X]  LIBOR               [ ] Other (see
        [ ]Commercial Paper Rate     [ ] Treasury Rate              attached)

If LIBOR:
        [ ]LIBOR Reuters Page:
        [X]LIBOR Telerate Page:  3750

        LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +145 bps                   Maximum Interest Rate:     %

Spread Multiplier:  N/A                   Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  February 15, 2003

Interest Reset Dates:  Quarterly,  on the 15th day of February,  May, August and
                       November

Interest Payment Dates:  Quarterly, on the 15th day of February, May, August and
                         November

Interest  Determination  Dates:  Two business days prior to each Interest  Reset
                                 Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:
       [X] Actual/360 for the period from November 25, 2002 to November 15, 2007
       [ ]  Actual/Actual  for the period from  _______ to _______
       [ ]30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated  Maturity Date.

       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional  Repayment  Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
       [ ] Merrill Lynch, Pierce, Fenner &     [X] Wachovia Securities
                Smith Incorporated             [ ] Fleet Securities, Inc.
       [X] Banc of America  Securities  LLC    [X] J.P.  Morgan  Securities Inc.
       [ ] Banc One Capital Markets, Inc.      [ ] Salomon Smith Barney Inc.
       [ ] Barclays Capital Inc.               [ ] UBS Warburg LLC
       [ ] Credit Suisse First Boston          [ ] Other:  ________________
           Corporation
       [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ] The Notes are being offered at varying  prices related to prevailing market prices at the time of resale.
       [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:
          The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




       Terms are not completed for certain items above because such items are not applicable.